As filed with the Securities and Exchange Commission on June 22, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST BANCORP.
(Exact name of registrant as specified in its charter)
Puerto Rico	66-0561882
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1519 Ponce de Leon
San Juan, Puerto Rico 00908-0146
(Address of Principal Executive Offices) (Zip Code)

FIRST BANCORP 2026 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Sara Alvarez
Executive Vice President and General Counsel
1519 Ponce de Leon
San Juan, Puerto Rico 00908-0146
(Name and address of agent for service)

(787) 729-8041
(Telephone number, including area code, of agent for service)

With a Copy to:
Erin E. Martin
Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On March 19, 2026, subject to stockholder approval, the Board of Directors of First BanCorp (the “Corporation”) adopted the First BanCorp 2026 Omnibus Incentive Plan (the “Plan”). The Corporation’s stockholders subsequently approved the Plan at the Corporation’s 2026 Annual Meeting of Stockholders held on May 6, 2026 (the “Effective Date”). The number of shares of common stock, $0.10 par value (the “Common Stock”) authorized for issuance pursuant to the Plan is 5,000,000 in addition to any shares that are subject to awards granted under the First BanCorp 2016 Omnibus Incentive Plan (the “Prior Plan”) that are forfeited or otherwise terminated on or after the Effective Date without the issuance of shares (the “Rollover Shares”). The Corporation is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register the offer and sale of the 5,000,000 under the Plan. Contemporaneously with the filing of this Registration Statement, the Corporation is filing a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-212157) (the “Prior Registration Statement”) to amend the Prior Registration Statement to register the offer of the Rollover Shares under Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given by the Corporation to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Commission by the Corporation are incorporated by reference in this registration statement:

(a)	The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 27, 2026.
(b)	The Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended on March 31, 2026, filed on May 8, 2026.
(c)	The Corporation’s Current Reports on Form 8-K filed on February 9, 2026 and May 12, 2026.
(d)	The description of the Corporation’s Common Stock set forth in Exhibit 4.1 to the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 28, 2025.

All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that, unless expressly incorporated into this registration statement, documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable, the Corporation’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

The legality of the securities offered hereby will be passed upon for the Corporation by Sara Alvarez, Executive Vice President, General Counsel and Secretary of the Board of Directors of the Corporation. Ms. Alvarez is an employee of the Corporation and eligible to participate in the Plan covered by this Registration Statement and other employee benefit plans offered by the Corporation. As of June 22, 2026, Ms. Alvarez beneficially owned shares of the Corporation’s Common Stock, restricted stock units, and/or other rights to acquire the Corporation’s Common Stock, that together aggregate less than 1% of the outstanding shares of the Corporation’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

(a)	Article NINTH of the Corporation’s Articles of Incorporation provides for indemnification of directors and officers and reads as follows:

(1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense of settlement of such action or suit if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in a paragraph 1 or 2 of this Article NINTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(4) Any indemnification under paragraph 1 or 2 of this Article NINTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

(5) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article NINTH.

(6) The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.

(8) Notwithstanding anything contained herein to the contrary, no indemnification may be made by the Corporation to any person if it relates to the imposition of a fine for an infraction or violation of any provision of the law.

(b)
Article 1.02(B)(6) of Act No. 164 of 2009, as amended, known as the General Corporations Act of Puerto Rico (“Act No. 164”) provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit.

(c)
Article 4.08 of Act No. 164 authorizes a Puerto Rico corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors are or may be parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise.

(d)
Article 2.02(n) of Act No. 164 states that every corporation created under the provisions of the PR-GCL shall have the power to reimburse to all directors and officers or former directors and officers the expenses which necessarily or in fact were incurred with respect to the defense in any action, suit or proceeding in which such persons, or any of them, are included as a party or parties for having been directors or officers of one or another corporation, pursuant to the provisions of Article 4.08 of Act No. 164 described above.

(e)	The Corporation maintains directors’ and officers’ liability insurance on behalf of its directors and officers against liabilities asserted against them and incurred in such capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index.

Exhibit No.	Description of Exhibit

5.1*	Opinion of Sara Alvarez, Executive Vice President, General Counsel and Secretary of the Board of Directors

23.1*	Consent of Crowe LLP

23.2*	Consent of Sara Alvarez (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1	First BanCorp 2026 Omnibus Incentive Plan, incorporated by reference from Exhibit 10.1 of the Form 8-K filed on May 12, 2026

107.1*	Calculation of Filing Fee Table

_____________
*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Puerto Rico, on June 22, 2026.

FIRST BANCORP.

By:	/s/ Aurelio Alemán
Aurelio Alemán
Chief Executive Officer & President, Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Aurelio Alemán, Orlando Berges, and Sara Alvarez, and each of them, any of whom may act without the joinder of the other, as the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the individual and in their name, place and stead, in any and all capacities, to sign any or all post-effective amendments to this Registration Statement, new registration statements pursuant to General Instruction E of Form S-8 pertaining to the registration of additional securities and post-effective amendments thereto, and any and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following individuals in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aurelio Alemán	President, Chief Executive Officer and	June 22, 2026
Aurelio Alemán	Director (Principal Executive Officer)

/s/ Orlando Berges	Executive Vice President and Chief Financial Officer	June 22, 2026
Orlando Berges	(Principal Financial Officer)

/s/ Said Ortiz	Senior Vice President and Chief Accounting Officer	June 22, 2026
Said Ortiz	(Principal Accounting Officer)

/s/ Roberto Herencia	Chair of the Board of Directors	June 22, 2026
Roberto R. Herencia

/s/ Juan Acosta Reboyras	Director	June 22, 2026
Juan Acosta Reboyras

/s/ Luz A. Crespo	Director	June 22, 2026
Luz A. Crespo

/s/ Tracey Dedrick	Director	June 22, 2026
Tracey Dedrick

/s/ Patricia Eaves	Director	June 22, 2026
Patricia Eaves

/s/ Daniel E. Frye	Director	June 22, 2026
Daniel E. Frye

/s/ John A. Heffern	Director	June 22, 2026
John A. Heffern

/s/ Félix Villamil	Director	June 22, 2026
Félix Villamil